Exhibit 99.1

Company Investor/Media Contact:

dj Orthopedics, Inc.

Mark Francois, Director of Investor Relations

(760) 734-4766

mark.francois@djortho.com

FOR IMMEDIATE RELEASE

DJ ORTHOPEDICS ANNOUNCES PRELIMINARY SALES RESULTS FOR FOURTH QUARTER AND FISCAL YEAR END 2004

Preliminary Fourth Quarter Revenue Increases to Record $68 Million

SAN DIEGO, CA January 10, 2005 – dj Orthopedics, Inc., (NYSE: DJO), a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets, in anticipation of its presentation tomorrow at the 23rd Annual JPMorgan Healthcare Conference, today announced preliminary sales results for the fourth quarter and fiscal year ended December 31, 2004.  The Company said that these revenue results remain subject to adjustment as the Company completes its year-end financial closing process and the annual financial audit of its results.

Preliminary net revenues for the fourth quarter of 2004 totaled approximately $68 million, increasing approximately 25 percent compared with net revenues of $54.6 million reported in the fourth quarter of 2003, and approximately eight percent compared to pro forma net revenues, including the Company’s Regentek™ division acquired in November 2003, of $62.7 million for the fourth quarter of 2003.  The fourth quarter of 2004 included 65 shipping days while the comparable 2003 period included 64 days.  Average daily sales for the fourth quarter of 2004 increased approximately seven percent compared to pro forma average daily sales for the fourth quarter of 2003.

Preliminary net revenues for the fourth quarter of 2004 for the Company’s domestic rehabilitation segments, including DonJoy®, ProCare® and OfficeCare®, and for the Company’s Regentek segment, are expected to reflect growth rates, on the basis of average daily sales, compared to the prior year pro forma revenue amounts, of approximately five percent and eight percent, respectively.  Preliminary net revenues for the fourth quarter of 2004 for the Company’s international segment are expected to reflect growth in average daily sales compared to the prior year of approximately 25 percent, or approximately 19 percent excluding a favorable impact of approximately $0.4 million from changes in foreign exchange rates compared to rates in effect in the prior year.

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For the full year 2004, preliminary net revenues totaled approximately $256 million, increasing approximately 29 percent compared with net revenues of $197.9 million reported for the year 2003, and approximately six percent compared to pro forma net revenues, including Regentek, of $240.4 million for the full year 2003.

“Our domestic rehabilitation businesses had a strong year, growing at over five percent, which remains faster than market rates of growth,” said Les Cross, president and chief executive officer of dj Orthopedics.  “Additionally, our international segment delivered solid double-digit growth driven by our focus on expanding our direct selling strategy in key international markets and the launch of new products.  Regentek’s OL1000™ sales force is now fully integrated into our DonJoy distribution channel, with approximately 90 specialists in place and fourth quarter average daily OL1000 sales grew approximately 12 percent compared to the prior year, reflecting the initial sales momentum coming out of the integration period.  We also saw a partial recovery in our Regentek SpinaLogic® product line in the fourth quarter, with average daily sales growing at nearly four percent.  We are very pleased with the turnaround we saw in the fourth quarter of 2004 in both product lines.  Also, Regentek’s operational functions, with the exception of manufacturing, have been fully integrated into our Vista, California headquarters, confirming the expected cost savings in 2005.  We expect to move the manufacturing function, which only involves a few employees, during the first quarter of 2005, upon receipt of FDA approval of our Vista facility.”

dj Orthopedics expects to release its complete fourth quarter and full year 2004 results on approximately February 8, 2005.

About dj Orthopedics, Inc.

dj Orthopedics is a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets.  The Company’s broad range of over 600 rehabilitation products, including rigid knee braces, soft goods and pain management products, are used in the prevention of injury, in the treatment of chronic conditions and for recovery after surgery or injury.  The Company’s regeneration products consist of bone growth stimulation devices that are used to treat nonunion fractures and as an adjunct therapy after spinal fusion surgery.

The Company sells its products in the United States and in more than 40 other countries through networks of agents, distributors and its direct sales force that market its products to orthopedic and podiatric surgeons, spine surgeons, orthopedic and prosthetic centers, third-party distributors, hospitals, surgery centers, physical therapists, athletic trainers and other healthcare professionals.  For additional information on the Company, please visit www.djortho.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements relate to, among other things, the Company’s preliminary revenues for the fourth quarter and full year of 2004, Regentek integration strategy and the Company’s expected cost savings in 2005 for the integration of Regentek’s operations.  The words “believe,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement.  These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks relating to material adjustments to the Company’s reported preliminary revenue number for the fourth quarter; the successful implementation of our business and integration strategy relative to our Regentek division, including the integration of Regentek’s operations.  Other general risk factors include the continued growth of the bone growth stimulation market; our ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; our dependence on orthopedic professionals, agents and distributors for marketing our products; our transition to direct distribution of our products in select foreign countries; our international operations; the restrictions imposed by the terms of our indebtedness; resources needed and risks involved in complying with government regulations including Section 404 of the Sarbanes-Oxley Act; developing and protecting our intellectual property; and the effects of healthcare reform, managed care and buying groups on prices of our products.  Other risk factors are detailed in our Annual Report on Form 10-K for the 2003 calendar year, filed on March 12, 2004 with the Securities and Exchange Commission.

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